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                                                                   EXHIBIT 10.31

                             AGREEMENT OF AMENDMENT


        This Agreement of Amendment (this "Amendment") is made this 22nd day of June, 2000, between UNOVA, Inc., a Delaware corporation (the "Company"), and Larry D. Brady (the "Executive").

        WHEREAS, the Company has previously executed and delivered a letter (the "Employment Offer") dated June 16, 1999, setting forth an offer to employ the Executive and outlining certain terms and conditions of the Executive's proposed employment, and the Executive agreed to accept employment in accordance with the Employment Offer;

        WHEREAS, the Executive commenced employment with the Company as its President and Chief Operating Officer on August 2, 1999; and

        WHEREAS, the Executive and the Company desire to amend the Employment Offer in the manner set forth herein;

        NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the Company and the Executive hereby agree as follows:

        1. The section of the Employment Offer following the caption "SPECIAL SEVERANCE BENEFITS" is hereby amended so that such section shall read in its entirety as follows:

        SPECIAL SEVERANCE BENEFITS: It is contemplated that after you have served for a period of time as President and Chief Operating Officer of UNOVA, you shall become Chief Executive Officer of UNOVA. If for any reason, except a termination for cause, you do not become designated the Chief Executive Officer of UNOVA on or before March 1, 2001, then either you or the Company, upon written notice given to the other party during the period from March 1, 2001, to and including March 31, 2001, shall have the option to terminate your employment with UNOVA. In the event this option to terminate your employment is exercised by either party, you shall receive the following benefits on the date of termination of your employment.

        1. The Restricted Stock awarded to you, as a replacement for the unvested FMC Restricted Stock, shall be immediately vested. However, the Company, in lieu thereof, reserves the right to pay you in cash an amount equal to the fair market value of the Company's Restricted Stock which you hold on the date such stock becomes vested.


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        2.     A further cash payment equal to $2,500,000.00.

               In return for these additional benefits, prior to termination of your employment (if effected by the Company), you shall furnish the Company a waiver, in form and substance satisfactory to the Company, of all claims against the Company which you have or may have as a result of such termination of employment with the Company.

               If you are elected, appointed, or otherwise designated as the Chief Executive Officer of the Company on or prior to March 1, 2001 (regardless of whether or not you choose to accept the position of Chief Executive Officer), these special termination benefits will not be provided to you and shall be of no further force or effect.

        2. Except as specifically amended hereby, each and every term of the Employment Offer is hereby ratified and confirmed and shall remain in full force and effect.

        3. This Amendment shall be deemed effective for all purposes on and as of the date hereof.

        IN WITNESS WHEREOF, this Agreement is executed by the Executive and the Company acting through its duly authorized officer as of the day and year first herein written.


                                            UNOVA, INC.



                                            By:  /s/ Virginia S. Young
                                                 -------------------------------

                                                 /s/ Larry D. Brady
                                                 -------------------------------
                                                     Larry D. Brady


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